Exhibit 10.1

                             SHAREHOLDERS AGREEMENT

      THIS SHAREHOLDERS AGREEMENT made as of the _27th_ day of _______August_________, 2004.

BETWEEN:

      AFRIORE INTERNATIONAL (BARBADOS) LIMITED, a corporation incorporated under the laws of Barbados

      (hereinafter referred to as "AfriOre (Barbados)")

      - and -

      WITS BASIN PRECIOUS MINERALS INC. a corporation incorporated under the laws of State of Minnesota, U.S.A.

      (hereinafter referred to as "WB")

      - and -

      KWAGGA GOLD (BARBADOS) LIMITED, a corporation incorporated under the laws of Barbados

      (hereinafter referred to as the "Corporation")

      WHEREAS the Corporation is a corporation incorporated under the laws of Barbados by certificate of incorporation dated August 18, 2003;

      AND WHEREAS the authorized capital of the Corporation is as set forth in Schedule A;

      AND WHEREAS the issued and outstanding capital of the Corporation is as set out in Schedule B;

      AND WHEREAS the Corporation is the registered and beneficial owner of 100% of the issued and outstanding ordinary shares in the capital of Kwagga (as hereinafter defined);

      AND WHEREAS WB has agreed to advance up to $3,500,000 to the Corporation to fund, among other things, advances to Kwagga to pay Kwagga's expenses and, in the event that WB advances such amount, it shall hold 50% of the issued and outstanding Shares (as hereinafter defined);

      AND WHEREAS the parties have entered into this Agreement for the purpose of establishing certain rights and privileges relating to their ownership of shares of the Corporation and in order to provide for the manner in which the affairs of the Corporation and Kwagga shall be conducted and to provide for their obligations with respect to the Corporation and Kwagga;

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      NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

Article 1 INTERPRETATION

1.1   Definitions

      Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

      (a) "Act" means the Companies Act Cap. 308 of the Laws of Barbados, as the same may be amended from time to time and any successor legislation thereto, except where otherwise expressly provided;

      (b) "Affiliate" means with respect to any person, a corporation, partnership or other entity, controlled by, controlling or under common control of such person;

      (c) "Agreement" means this agreement and any supplemental agreement or agreements hereinafter executed;

      (d) "Ancillary Agreements" means the Kwagga Shareholders' Agreement and the Operating Agreement, and all other agreements referred to therein;

      (e) "Associate" means any person which does not deal at arm's length with the subject person;

      (f) "Board" means the board of directors of the Corporation or Kwagga, as applicable, at the relevant time;

      (g) "Business Day" means any day of the year, other than a Saturday, Sunday or any other day on which banks are closed in Minneapolis, Minnesota, U.S.A., in Toronto, Ontario, Canada or in Johannesburg, South Africa;

      (h) "control" means, with respect to any corporation, the ownership of shares of such corporation carrying more than 50% of the voting rights attached to all outstanding shares of such corporation, which voting rights are exercisable at the relevant time or the right to so vote or to appoint greater than 50% of the directors of such corporation other than through ownership of shares and "change of control" means the transfer of control from one person to another;

      (i) "Corporation" includes any successor to the Corporation resulting from any merger, amalgamation, arrangement or other reorganization of or including the Corporation or any continuance thereof under the laws of any other jurisdiction;

      (j) "dollars" or "$" means lawful currency of the United States of America;

      (k) "Encumbrances" means pledges, mortgages, charges, hypothecations, liens, claims, security interests and encumbrances of any nature or kind;


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      (l)   "Expenses" means all costs and expenses associated with, and other amounts payable in respect of, the conduct of the Corporation's and Kwagga's businesses, including, without limitation, amounts payable by the Corporation to Kwagga pursuant to the Kwagga Shareholder's Agreement and the 10% administrative charge payable by Kwagga to the Operator pursuant to the Operating Agreement;

      (m)   "Kwagga" means Kwagga Gold (Proprietary) Limited;

      (n) "Kwagga Shareholders' Agreement" means the shareholders agreement between the Corporation and MCI Resources (Proprietary) Limited respecting Kwagga, as the same may be amended from time to time;

      (o) "Marketable Securities" means equity securities of an issuer with a market capitalization of at least $15 million which are listed on an established nationally recognized exchange in Canada, the United States, France, the United Kingdom, Germany, Hong Kong, or Japan which (i) do not represent in excess of 10% of the relevant issuer's outstanding securities of the same class or a class into which such securities are immediately convertible or exchangeable without cost to the holder, (ii) have a Public Float of at least $5 million,
            (iii) have had an aggregate trading volume for the 10 trading days prior to distribution of at least $100,000, and (iv) are not subject to any statutory, regulatory, contractual or other hold period or resale restriction other than a restriction requiring the filing of a notice only (without requiring any approval);

      (p) "notice" includes any written notice, request, instruction, consent, offer, acceptance, approval, designation or other communication to be given by any party hereto to another party or the other parties;

      (q) "Operating Agreement" means the Operating Agreement between the Operator and Kwagga as the same may be amended from time to time;

      (r)   "Operator" means AfriOre (Pty) Limited;

      (s)   "Option A" has the meaning ascribed thereto in Section 2.6(a);

      (t)   "Option B" has the meaning ascribed thereto in Section 2.6(b);

      (u) "person" means an individual, partnership, limited partnership, corporation (including a business trust), joint stock corporation, trust, unincorporated association, joint venture or other entity or a foreign state or political subdivision thereof or any agency of such state or subdivision;

      (v)   "Phase One" means the period of time ending on the earlier of:

            (i) the date upon which the Corporation shall have incurred Expenses and/or advanced loans to Kwagga for Kwagga to incur Expenses aggregating $2,100,000; or


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

            (ii) the date upon which the Corporation shall have delivered notice to WB pursuant to Section 2.4;

      (w) "Phase Two" means the period commencing on the date upon which WB shall have paid to the Corporation $1,400,000 pursuant to Section
            2.5 and ending on the date upon which the Corporation and/or Kwagga shall have incurred Expenses aggregating $1,400,000;

      (x)   "Phase Two Election Period" has the meaning ascribed there in
            Section 2.5;

      (y) "Prime Rate" means the weighted average of the rates of interest per annum for the period of calculation as stated by the First National Bank Main Office Johannesburg, South Africa, as being charged by it on Rand denominated demand loans to its most creditworthy domestic commercial customers;

      (z) "Project Area" means the public or private land, usage rights and/or mineral interests or rights located in the Republic of South Africa within the area delineated on the map attached hereto as Schedule C;

      (aa) "Public Float" means, in respect of a class of securities, the market value of the securities of such class, excluding securities that are beneficially owned, directly or indirectly, or over which control or direction is exercised by persons or companies that alone or together with their respective associates and Affiliates, beneficially own or exercise control or direction over more than 10% of the issued and outstanding securities of such class, provided that securities that would be excluded because a portfolio manager of a pension fund, mutual fund or non-redeemable investment fund exercises control or direction over them need only be excluded if the portfolio manager is an Affiliate of the issuer of those securities;

      (bb) "Report" means a detailed report prepared by or on behalf of Kwagga setting out the Expenses incurred, the work carried out on, in or under, or in respect of, the Project Area and the results of such work since the last Report, if any;

      (cc)  "ROFR Percentage Interest" has the meaning ascribed thereto in
            Section 9.4;

      (dd) "Shareholder" means at any time any party to this Agreement who is the beneficial owner of any Shares;

      (ee) "Shareholder Claims" means, with respect to any Shareholder, all advances which such Shareholder has made, and may from time to time in the future make, to the Corporation, excluding all advances made by WB pursuant to Section 2.1;

      (ff) "Shareholding Interest" means, with respect to any Shareholder, the percentage of Shares then held by such Shareholder together with any Shareholder Claims in the same proportion as such percentage;

      (gg) "Shares" means the issued and outstanding shares in the capital of the Corporation and includes:


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            (i)   any shares or securities into which any Shares may hereafter be converted, changed, reclassified, redivided, redesignated, consolidated, subdivided or otherwise changed,

            (ii) any shares in the capital of the Corporation which may hereafter be created in connection with stock dividends or otherwise, and

            (iii) any shares of the Corporation or any successor or other body corporate which may be received by the holders of Shares on a reorganization, amalgamation, consolidation or merger, statutory or otherwise;

      (hh) "Stock Exchange" means any published securities market (being any market or trading facility on which securities are listed and posted for trading, traded or quoted (including the Toronto Stock Exchange, the New York Stock Exchange, the American Stock Exchange or NASDAQ (including the Bulletin Board)) if the prices at which they have been traded on that market are regularly published in a newspaper or business or financial publication of general and regular paid circulation);

      (ii) "Transfer" includes any sale, transfer, exchange, assignment, conveyance, donation, gift, bequest, disposition or other arrangement by which possession, legal title or beneficial ownership passes from one person to another, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing, and for the purposes of Section 2.17 and Section 9.1 only, includes any Encumbrance;

      (jj) "Update Report" means a report prepared by or on behalf of Kwagga setting out an update respecting the work carried out on, in, or under, or in respect of, the Project Area during each calendar quarter and the results thereof and the amount of Expenses incurred during such quarter; and

      (kk) "WB Advances" means the advances totalling $2,025,000 made by WB to the Corporation prior to the date hereof and, the advance of $75,000 to be made by WB to the Corporation after the date hereof as contemplated by Section 2.2, if so made.

Article 2 SHAREHOLDING INTERESTS, PURPOSE AND SCOPE

2.1   Phased Advances

      WB shall have the right to acquire such number of Shares as shall represent 50% of the issued and outstanding Shares by funding Expenses totalling $3,500,000 in accordance with Sections 2.2 and 2.5.

2.2   Phase One

      It is acknowledged and agreed that as of the date hereof WB has advanced $2,025,000 to the Corporation. WB hereby irrevocably agrees to advance to the Corporation an additional $75,000 on or prior to the later of July 30, 2004 or the date upon which Kwagga has obtained all required permits to commence drilling of the second drill hole in the Project Area. Such WB Advances have been, and will be, used to fund Expenses of the Corporation and loans to Kwagga to fund Kwagga's Expenses, to be incurred prior to June 20, 2006. Upon the complete advance of the $2,100,000 by WB, the WB Advances shall be automatically converted into, and the Corporation shall, within seven (7) days thereafter, issue and deliver to WB, such number of Shares as shall represent 35% of the issued and outstanding Shares, after giving effect to such issuance.


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

2.3   Default by WB

      In the event that:

      (a)   WB fails to advance the additional $75,000 referred to in Section
            2.2 on or prior to the later of July 30, 2004 or the date upon which Kwagga has obtained all required permits to commence drilling of the second drill hole in the Project Area;

      (b) thereafter Kwagga and AfriOre (Barbados) deliver written notice of such default to WB; and

      (c) WB fails to advance such amount within seven (7) days after WB's receipt of such notice,

      at any time thereafter, upon notice from AfriOre (Barbados) to WB, the WB Advances shall be automatically sold by WB to AfriOre (Barbados) against payment by AfriOre (Barbados) to WB of $1.00, whereupon this Agreement shall terminate.

2.4   Early Termination of Phase One

      In the event that after WB shall have advanced to the Corporation an aggregate of $2,100,000 and prior to June 20, 2006:

      (a) the Corporation elects to discontinue incurring Expenses prior to the Corporation and Kwagga incurring Expenses aggregating $2,100,000; or

      (b) the Operator, in its discretion, elects to terminate the exploration of the Project Area,

      the Corporation shall deliver notice thereof to WB. Upon receipt of such notice, WB shall have the right, exercisable by notice delivered to the Corporation, to elect to direct the Corporation to purchase the Shares referred to in Section 2.2 within seven (7) days after receipt of such notice in consideration of the payment of an amount equal to the greater of $1.00 and the balance of the WB Advances held by the Corporation and Kwagga which have not been used to incur Expenses, whereupon this Agreement shall terminate.

      WB shall make such election within 30 days following the receipt by WB of the foregoing notice from the Corporation and, in the event that WB does not make such election within such period, the Corporation may retain the unused portion of the WB Advances and WB shall retain the Shares referred to in Section 2.2.


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

2.5   Election to Proceed to Phase Two

      Within 120 days prior to the anticipated date of completion of the expenditure of $2,100,000 by the Corporation and/or Kwagga on Expenses, the Corporation shall deliver to WB notice thereof, accompanied by a Report. Within 120 days (the "Phase Two Election Period") following the date of receipt by WB of the foregoing notice and Report, WB shall have the right to subscribe for such number of Shares as shall represent 15% of the number of issued and outstanding Shares after giving effect to such issuance (such that each of AfriOre (Barbados) and WB shall then hold 50% of the issued and outstanding Shares) by the payment to the Corporation of $1,400,000 prior to the expiry of the Phase Two Election Period. Within seven (7) days after the date of receipt of such subscription funds, the Corporation shall issue and deliver to WB the foregoing Shares.

2.6   Election Not to Proceed to Phase Two

      If, prior to the expiry of the Phase Two Election Period, WB elects not to subscribe for the Shares pursuant to Section 2.5, it shall have the right, by written notice delivered to the Corporation prior to the expiry of such Phase Two Election Period to elect to:

      (a) request that the Corporation purchase all of WB's Shares and Shareholder Claims for a purchase price equal to $1,050,000 ("Option A"). Upon exercise by WB of Option A, the Corporation (or its designee) shall have the right, but not the obligation, to complete such purchase within 180 days following its receipt of WB's notice. The Corporation may exercise such right by delivering notice of its intention to complete such acquisition; provided that such notice shall have been delivered to WB and such purchase shall have been completed within such 180 day period. Upon delivery by the Corporation of such notice, a binding agreement of purchase and sale between the Corporation and WB shall be constituted pursuant to which the Corporation shall purchase, and WB shall sell, all of WB's Shares and Shareholder Claims, if any, for the foregoing purchase price. In the event that the Corporation elects not to or does not purchase such Shares and Shareholder Claims within such 180 day period, WB shall be deemed to have elected Option B effective as of the date of delivery of WB's notice; or

      (b) elect to reduce its Shareholding Interest ("Option B") on the following basis:

            (i) for each $30,000 of Expenses incurred by the Corporation and/or Kwagga (without duplication) after the date of delivery of WB's notice or, if WB fails to deliver such written notice, the date of the expiry of the Phase Two Election Period, WB's Shareholding Interest shall be reduced by 1% (such that after $900,000 of Expenses having been incurred, WB's Shareholding Interest shall be 5%);

            (ii)  commencing on the date of delivery of WB's notice:


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                  (A)   its rights as a Shareholder hereunder shall terminate;

                  (B) it shall no longer be required to advance any funds to the Corporation hereunder; and

                  (C) it shall not have the right to Transfer any of its Shares or Shareholder Claims; and

            (iii) in the event that its Shareholding Interest is reduced to 5%
                  or less, the Corporation shall deliver notice thereof to WB and WB shall have the right, exercisable by notice to the Corporation delivered within 120 days following the date of WB's receipt of the Corporation's foregoing notice, to elect to:

                        (A) participate thereafter as a Shareholder hereunder based upon its Shareholding Interest, in which event all of its rights and obligations hereunder, as a Shareholder, shall be reinstated effective as of the date of WB's election; or

                        (B) sell all of its Shares and Shareholder Claims to AfriOre (Barbados) (or its designee) for $1.00.

                        In the event that WB does not exercise such right within the 120 day period, referred to in this Section 2.6(b)(iii), it shall be deemed to have made the election contained in Section 2.6(b)(iii)(B). In the event that WB makes or is deemed to have made the election contained in Section 2.6(b)(iii)(B), AfriOre (Barbados) (or its designee) shall purchase, and WB shall sell to AfriOre (Barbados) (or its designee), all of its Shares and Shareholder Claims for $1.00. The transaction of purchase and sale shall take place on such date as AfriOre (Barbados) shall specify in notice delivered to WB.

2.7   Deemed Option B Election

      In the event that WB fails to elect either Option A or Option B within the Phase Two Election Period or in the event that, after WB has elected to proceed to subscribe for Shares in accordance with Section 2.5, it shall have failed to have paid the $1,400,000 to the Corporation prior to the expiry of the Phase Two Election Period, WB shall be deemed to have elected Option B.

2.8   Subscription Price for Shares

      All Shares issued to WB pursuant to:

      (a) Section 2.2 shall be issued at a subscription price of $1.114286 each, representing a total of 1,884,615 Shares to be issued for a gross subscription price of Cdn$100,000; and


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      (b)   Section 2.5 shall be issued at a subscription price of $0.8666 each, representing a total of 1,615,385 Shares for an aggregate subscription price of Cdn$1,400,000.

2.9   WB Advances

      It is acknowledged and agreed that all of the WB Advances shall be:

      (a) non-interest bearing and unsecured and shall only be repayable in accordance with the provisions of, and to the extent provided for in, this Agreement; and

      (b)   converted into Shares in accordance with, and subject to, Section
            2.2 automatically and without any further act on the part of WB at the subscription price referred to in Section 2.8.

2.10  Reports

      Within 90 days following June 30 in each year during Phase One and Phase Two, the Corporation shall cause Kwagga to deliver to WB a Report. Within 30 days following September 30, December 31 and March 31 falling within each of Phase One and Phase Two, the Corporation shall cause Kwagga to provide to WB an Update Report.

2.11  Election to Fund Subsequent Expenses

      In the event that following completion of the Phase Two Election Period or, if WB pays $1,400,000 pursuant to Section 2.5, Phase Two, the Corporation requires funds to pay for Expenses (including funds which the Corporation, in its capacity as a shareholder of Kwagga pursuant to the Kwagga Shareholders Agreement, is required to advance to Kwagga):

      (a) the Corporation shall deliver to each of the Shareholders notice of the amount required, together with all supporting documentation, including all applicable reports, programs and budgets, and any applicable notice from Kwagga (and in this regard, in the event that the Expenses relate to funds required to be advanced or paid to Kwagga, the Corporation shall provide the Shareholders with as much notice as practicable prior to the date upon which the Corporation is required to elect to advance or pay such funds to Kwagga); and

      (b) prior to the expiry of the Election Period (as such term is hereinafter defined) following the date of delivery of such notice each of the Shareholders shall, by notice to the Corporation and the other Shareholder, elect to contribute to such Expenses in proportion to its Shareholding Interest, in a lesser proportion or not at all. If a Shareholder (in this Section 2.11, the "Non-Contributor") elects to contribute to such Expenses less than in proportion to its Shareholding Interest or not at all or fails to make an election and the other Shareholder (in this Section 2.11, the "Other Shareholder") contributes the deficiency, then the Shareholding Interest of the Non-Contributor will be decreased and the Shareholding Interest of the Other Shareholder will be increased so that, after giving effect to such adjustment, the Shareholding Interest of each Shareholder will be that percentage which is equivalent to the aggregate amount it has contributed toward all Expenses expressed as a percentage of the aggregate amount contributed toward Expenses by all Shareholders. In the event that a Shareholder elects to contribute to such Expenses less than in its proportion to its Shareholding Interest or not at all and the Other Shareholder elects not to contribute the deficiency, then the Other
            Shareholder:


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            (i)   shall have the right to withdraw its election to contribute to such Expenses by notice to the Corporation delivered within 30 days following its receipt of the Non-Contributor's election or the expiry of the period referred to in clause (i) or (ii) above, as applicable; or;

            (ii) may contribute to such Expenses in accordance with its election, in which event:

                        (A) the Shareholding Interest of the Non-Contributor will be decreased and the Shareholding Interest of the Other Shareholder will be increased so that, after giving effect to such adjustment, the Shareholding Interest of each Shareholder will be that percentage which is equivalent to the aggregate amount it has contributed toward all Expenses expressed as a percentage of the aggregate amount contributed toward Expenses by all Shareholders;

                        (B) the Other Shareholder shall have the right to cause the Corporation to reduce its expenditures such that the Expenses proposed to be incurred shall not exceed the amount of the Other Shareholder's contribution; and

                        (C) in the event that the Expenses relate to amounts to be advanced to Kwagga, the Other Shareholder shall be entitled to elect, on the Corporation's behalf, that the Corporation shall advance or pay to Kwagga an amount not to exceed the Other Shareholder's proposed contribution and/or to cause the Corporation's nominees as directors of Kwagga (or, on behalf of the Corporation in its capacity as a shareholder of Kwagga, to) propose that Kwagga's applicable budget be reduced in order that the Corporation's shareholding interest in Kwagga shall not be diluted as a result of the Corporation's inability to fund the full amount required.

      For the purposes of this Section 2.11, the term "Election Period" means:

      (x) 30 days, in the event that the amount obtained by multiplying the aggregate amount of the Expenses referred to in the notice delivered pursuant to Section 2.11(a) by WB's then Shareholding Interest does not exceed $1,000,000;

      (y) 60 days, in the event that the amount obtained by multiplying the aggregate amount of the Expenses referred to in the notice delivered pursuant to Section 2.11(a) by WB's then Shareholding Interest exceeds $1,000,000 but does not exceed $5,000,000; or


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      (z)   90 days, in the event that the amount obtained by multiplying the aggregate amount of the Expenses referred to in the notice delivered pursuant to Section 2.11(a) by WB's then Shareholding Interest exceeds $5,000,000.

2.12  Failure to Fund Agreed-Upon Expenses

      If a Shareholder elects to contribute to Expenses and thereafter fails to pay its agreed upon share of such Expenses (in this Section 2.12, a "Defaulting Shareholder") within 15 days of receiving an invoice therefor or within the time required under any cash call submitted to the Corporation by the Operator under the Operating Agreement, then:

      (a) unless an advance under Section 2.12(b) is made, the Shareholding Interest of the defaulting Shareholder will be decreased and the Shareholding Interest of the other Shareholder (in this Section 2.12, the "Non-Defaulting Shareholder") will be increased on the following basis:

            (i) the Non-Defaulting Shareholder shall be deemed to have contributed to the Corporation 200% of the amount of the Expenses not paid by the Defaulting Shareholder; and

            (ii) after giving effect to the foregoing, the Shares and Shareholder Claims of each Shareholder will be that percentage which is equivalent to the aggregate amount it has contributed or has been deemed to have contributed toward all Expenses expressed as a percentage of the aggregate amount contributed and deemed to have been contributed toward Expenses by all Shareholders; or

      (b) the Non-Defaulting Shareholder may elect, in lieu of the adjustment pursuant to Section 2.12(a) and by notice to the Defaulting Shareholder, to advance the amount of the defaulted payment and treat the amount advanced, together with any accrued interest, as a loan bearing interest calculated monthly not in advance from the 30th day after the date of the advance at a rate equivalent to the Prime Rate plus 5% per annum until paid out of the Defaulting Shareholder's proportionate share of dividends or distributions hereunder. Each Shareholder hereby grants to the other a lien upon its proportionate share of dividends or other distributions hereunder to secure any loan under this Section 2.12(b), including interest which has accrued thereon, and legal fees and all other reasonable costs and expenses incurred in enforcing the lien which shall be payable by the Defaulting Shareholder.

2.13  Adjustments

      Any adjustment of the Shareholding Interest of a Shareholder under Section 2.6(b), 2.11 or 2.12 will:


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      (a)   be effected by a transfer for the sum of $1.00 to the non-diluting
            Shareholder of that number of Shares held by the diluting Shareholder as is necessary to reflect the adjustments of the Shareholding Interests; and

      (b) concurrently and automatically effect the same adjustment to the Shareholder Claims, which adjustment shall be effected by the assignment for the sum of $1.00 to the non-diluting Shareholder of that portion of such Shareholder Claims as is necessary to effect the adjustments of the Shareholder Claims on the same basis as the adjustment made to the number of Shares held by the diluting Shareholder.

      For the purposes of the foregoing calculation of the Shareholding Interest of each Shareholder:

      (x) the WB Advances and the amount paid by WB for its subscription for Shares pursuant to Section 2.5 shall be excluded for the purposes of Sections 2.11 and 2.12;

      (y)   "non-diluting Shareholder" means, for the purposes of:

            (1)   Section 2.6(b), AfriOre (Barbados) or its designee;

            (2)   Section 2.11, the "Other Shareholder"; and

            (3)   Section 2.12, the "Non-Defaulting Shareholder", and

      (z)   "diluting Shareholder" means, for the purposes of:

            (1)   Section 2.6(b), WB;

            (2)   Section 2.11, the "Non-Contributor"; and

            (3)   Section 2.12, the "Defaulting Shareholder".

2.14  Shareholder's Entitlements and Obligations

      Each Shareholder will bear all Expenses and be entitled to all dividends and other distributions (including the net proceeds of the disposition of any of the Corporation's assets) from the Corporation in proportion to its respective Shareholding Interest.

2.15  Compliance

      Each Shareholder whether beneficial or of record agrees that it shall vote and act as a Shareholder and in all other respects shall use its best efforts to take all such steps as may reasonably be within its power to:

      (a) cause the Corporation and Kwagga to comply with and act in the manner contemplated by the provisions of this Agreement, and the Ancillary Agreements, as applicable;

      (b)   implement to its full extent the provisions of this Agreement; and

      (c) cause its respective nominee, to the extent, if any, which may be permitted by law, as a director of the Corporation and Kwagga so to act.

2.16  No Representative Actions

      Each Shareholder hereby agrees that it shall not apply to any court to have the Corporation or Kwagga wound up for any cause whatsoever, nor will it resort to or make use of rights of dissent under the Act or any other applicable legislation.

2.17  Privity

      This Agreement shall be binding upon all persons executing this Agreement and upon all persons, who may after the date hereof, become Shareholders and agree to become bound hereby. The directors and/or Shareholders shall not approve any Transfer of Shares other than to an existing Shareholder, until the transferee has executed an agreement agreeing to be bound by the terms and conditions of this Agreement and all other Ancillary Agreements to which the transferring Shareholder is a party or bound by and upon such execution such transferee shall thenceforth be bound by the provisions of this Agreement and such Ancillary Agreements as fully as though an original party hereto, and shall be subject to the duties and obligations, and may exercise each and every right of a party hereunder.

Article 3 BOARD OF DIRECTORS and shareholders meetings

3.1   Qualification and Quorum

      Subject to Section 3.7, the Corporation shall initially have a Board consisting of three (3) directors, all of whom shall be nominated by AfriOre (Barbados). Immediately following the date upon which WB shall become a Shareholder, the Board shall be reconstituted to consist of six
      (6) directors, of whom three (3) shall be nominated by AfriOre (Barbados) and three (3) shall be nominated by WB. If a director ceases to be a director for any reason (a "retiring director"), the Shareholders shall fill the vacancy thereby created by forthwith electing that individual who is nominated by the Shareholder who nominated the retiring director. Until the vacancy is filled, the directors shall not transact any business or exercise any of their powers or duties except those necessary to elect such new director and/or preserve the business and assets of the Corporation and Kwagga. If the Shareholder entitled to do so fails for any reason to nominate an individual to fill such vacancy within thirty days after such vacancy arises, the remaining directors shall be entitled to transact all business and exercise all of their powers and duties notwithstanding such vacancy.

3.2   Chairman of the Board

      A director who is nominated by the Shareholder which owns the greatest number of outstanding Shares from time to time shall be appointed the Chairman of the Board; provided that in the event that all of the Shareholders hold an equal number of Shares, then a director nominated by AfriOre (Barbados) shall be appointed Chairman of the Board. The Chairman of the Board shall act as chairman at all meetings of the Board, if present, and, as such, shall not be entitled to a second or casting vote in the event of any equality of votes among the members of the Board.

3.3   Nominees

      The Shareholders hereby agree to vote at all meetings of the Shareholders of the Corporation and to act in all other respects in connection with the corporate proceedings of the Corporation so as to ensure that the nominees of the parties provided for in Section 3.1 are elected, appointed and maintained in office from time to time as members of the Board.

3.4   Meetings of the Board

      The Board shall meet prior to the date of each meeting of the board of directors of Kwagga but in any event no less frequent than once every quarter during the term of this Agreement at such place as the directors may agree upon from time to time, otherwise at Toronto, Ontario, for the purpose of reviewing the results of the operations of the Corporation. Meetings of the directors may be called by the Chairman of the Board upon not less than fourteen (14) days notice (unless, in the case of an emergency, in which case the meeting may be called on 2 days notice). The Board shall also meet within 21 days of receipt by the Corporation and the other Shareholder of a request for a meeting by a Shareholder.

      Notice of all Board meetings shall be given by the Chairman of the Board (or, where applicable, the Shareholder requesting the same), which notice shall specify the time and place of, and the agenda for, each Board meeting, and a description of any business required to be specified under subsection 80(2) of the Act. Notice of a Board meeting may be waived if each Shareholder is represented at the meeting by at least one of its nominees and all the nominees present at the meeting agree upon the waiver and upon the proposed agenda.

      A quorum for any Board meeting will be present if one nominee of each Shareholder is present or participating by telephone. If a quorum is present at the meeting, the Board will be competent to exercise all of the authorities, powers and discretions bestowed upon it under this Agreement. No business other than the election of a chairman, if any, and the adjournment or termination of the meeting will be transacted at any meeting unless a quorum is present at the commencement of the meeting but the quorum need not be present throughout the meeting. If within half an hour from the time appointed for a meeting, a quorum is not present, the meeting will, at the election of those nominees who are present:

      (a)   be dissolved; or

      (b) be adjourned to the same place but on a date and at a time, to be fixed by the chairman of the meeting before the adjournment, which will be not less than seven days (unless, in the case of an emergency, in which case the meeting will be not less than 24 hours following the date for which the meeting was called) following the date for which the meeting was called. Notice of the adjourned meeting will be given to the nominees of all Shareholders forthwith after the adjournment of the meeting. If at the adjourned meeting, a quorum is not present within half an hour from the time appointed, the nominee or nominees present and entitled to attend and vote at the meeting, will constitute a quorum.

      No material item of business will be transacted at a Board meeting unless the item appears on the agenda or at least one nominee of each Shareholder is present and those nominees unanimously agree to the item being added to the agenda.

      Except with respect to decisions referred to in Section 6.1 or requiring unanimity hereunder:

            (x) the Board will decide every matter submitted to it by simple majority with the nominee or nominees of each Shareholder being entitled to cast collectively that number of votes which is equal to the Shareholding Interest percentage of the Shareholder he or they represent; and

            (y) in case of a tie vote, any Shareholder may refer the matter to dispute resolution pursuant to Section 11.2.

      The chairman of the meeting will appoint a secretary for the meeting. The secretary for the meeting will take minutes of that meeting and will circulate copies of the minutes, signed by the chairman and secretary, to each nominee within 14 days after the meeting.

      Any decision made by obtaining the consent in writing of all of the directors will be as valid as a decision made at a duly called and held meeting of the Board.

      Each Shareholder will bear the expenses incurred by its nominees in attending meetings of the Board unless otherwise approved by both Shareholders.

      The Board may establish such other rules of procedure, not inconsistent with this Agreement, as the Board deems fit.

3.5   Authority

      Subject only to any constraints specifically imposed by this Agreement, the Board shall be responsible and have authority for the supervision and management of the business and affairs of the Corporation and shall have such other authority as is set out in this Agreement; provided, notwithstanding the foregoing, each Shareholder reserves the right to require its nominee on the Board to comply with instructions in exercising the aforesaid responsibilities, including, complying with this Agreement, but failure of any director to comply with such instructions shall not affect or invalidate any result or decision of the Board.

3.6   Meetings of Shareholders

      The Shareholders of the Corporation shall meet at least annually at such place as the Shareholders may unanimously agree upon from time to time, otherwise Toronto, Ontario. The Shareholders shall also meet within 30 days of receipt by the Corporation and the other Shareholder of a request for a meeting by a Shareholder (unless, in the case of an emergency, in which case the meeting may be called on 24 hours notice or on waiver of notice). Notice of each Shareholder meeting shall be given by the President (or, where applicable, the Shareholder requesting the same) at least 21 and no more than 50 days before such meeting, which notice shall specify the time and place of, and the agenda for, such Shareholder meeting. Notice of a Shareholder meeting may be waived if each Shareholder is represented at the meeting and all Shareholders present agree upon the waiver and upon the proposed agenda.

      A quorum for any Shareholder meeting will be present if all of the Shareholders are present or participating by telephone. If a quorum is present at the meeting, the Shareholders will be competent to exercise all of the authorities, powers and discretions bestowed upon them under this Agreement. No business other than the election of a chairman, if any, and the adjournment or termination of the meeting will be transacted at any meeting unless a quorum is present at the commencement of the meeting but the quorum need not be present throughout the meeting. If within half an hour from the time appointed for a meeting, a quorum is not present, the meeting will be adjourned to the same day 2 weeks thereafter, at the same time and place. Notice of the adjourned meeting will be given to all Shareholders forthwith after the adjournment of the meeting. If at the adjourned meeting, a quorum is not present within half an hour from the time appointed, the Shareholder present and entitled to attend and vote at the meeting will constitute a quorum.

      No material item of business will be transacted at a Shareholder meeting unless the item appears on the agenda or unless all Shareholders unanimously agree to the item being added to the agenda.

      Except with respect to decisions referred to in Section 6.1 or requiring unanimity hereunder:

      (x) the Shareholders will decide every matter submitted to them by simple majority vote; and

      (y) in case of a tie vote, any Shareholder may refer the matter to dispute resolution pursuant to Section 11.2.

      The chairman of the meeting will appoint a secretary for the meeting. The secretary for the meeting will take minutes of that meeting and will circulate copies of the minutes, signed by the chairman and secretary, to each Shareholder within 14 days after the meeting.

      Any decision made by obtaining the consent in writing of both Shareholders will be as valid as a decision made at a duly called and held meeting of the Shareholders.

      Each Shareholder will bear the expenses incurred by it in attending meetings of the Shareholders unless otherwise approved by both Shareholders.

      The Shareholders may establish such other rules of procedure, not inconsistent with this Agreement, as the Shareholders deem fit.

3.7   Proportionate Representation

      If a Shareholder's Shareholding Interest is reduced to less than 25% but remains at least 17% or greater, then such Shareholder will be entitled to nominate only one director of the Corporation. A Shareholder whose Shareholding Interest is so reduced to less than 17% will cease to be entitled to nominate any directors of the Corporation. Any such Shareholder shall cause its nominee(s) to resign to the extent necessary to give effect to the foregoing.

3.8   Meetings by Tele-Conference Call

      It is agreed that meetings of the Board and the Shareholders may be held by tele-conference call and any director or Shareholder, as applicable, may participate in any meeting of the Board or the Shareholders by means of a tele-conferenced call so long as, in each such case, all those participating in the meeting can hear each other.

Article 4 KWAGGA

4.1   Representation on Kwagga Board

      Commencing following the date upon which WB shall have become a Shareholder and at all times thereafter and provided that WB:

      (a)   shall not then be in default of any of its obligations hereunder;

      (b) shall have previously elected to contribute to all Expenses in proportion to its Shareholding Interest;

      (c)   shall not then be a defaulting Shareholder; and

      (d)   shall have not exercised Option A or Option B,

      WB shall have the right to cause the Corporation to nominate such number of individuals as directors of Kwagga as shall be equal to the number of directors of Kwagga which the Corporation is entitled to nominate multiplied by WB's then Shareholding Interest, provided that if such number is a fraction, the number of individuals which it shall be entitled to nominate shall be reduced to the next lowest whole number. At any time when a representative of WB is acting as a director of Kwagga, the Shareholders shall meet prior to each meeting of the board of directors of Kwagga to discuss all matters proposed to be considered at such meeting of the board of directors of Kwagga, and, subject to Section 13.12, the Corporation shall cause Kwagga to provide to each such Shareholder all information, data and statements as may be necessary or desirable to assist such Shareholder to consider and make a reasoned decision concerning all of such matters. The Shareholders shall discuss such matters and determine by simple majority vote how the Corporation's nominees as directors of Kwagga shall be directed to vote on each matter to be considered at such board of directors meeting of Kwagga. In the case of a tie vote, notwithstanding clause (y) of Section 3.6, AfriOre (Barbados) shall have a casting vote.

4.2   Corporation's Shareholding in Kwagga

      It is acknowledged and agreed that:

      (a) as of the date hereof, the Corporation is the sole shareholder of Kwagga;

      (b) it is intended that up to a 28% shareholding interest in Kwagga will be transferred and/or issued to one or more Empowerment Companies (as such term is defined in the Kwagga Shareholders' Agreement); and

      (c) such transaction may be completed without the approval of any of the Shareholders.

Article 5 SHAREHOLDERS

5.1   Information Provided to Shareholders

      Subject to Section 13.12, the Corporation and Kwagga shall provide to any Shareholder such information, data and statements as such Shareholder may from time to time reasonably request relating to any business, financial affairs and operations of the Corporation and Kwagga including, without limitation, such information as may be required by such Shareholder to be furnished relating to income or other taxes.

5.2   Keep Shares Free and Clear of Encumbrances

      Each Shareholder covenants and agrees to keep the Shares and Shareholder Claims owned beneficially or of record by it free and clear of all Encumbrances (other than those Encumbrances created by this Agreement, which are hereby expressly authorized and permitted). Notwithstanding the foregoing, each Shareholder shall be entitled to pledge its Shares to any third party lender provided that in entering into such Encumbrance, such lender agrees to be bound by the terms and conditions of this Agreement and all Ancillary Agreements to which such Shareholder is a party, in the place and stead of such Shareholder should it wish to realize upon all or any part of any Shares constituting security for any indebtedness or liability of a Shareholder and further provided that such security shall only be granted for the purposes of obtaining financing in respect of project financing for Kwagga provided to the Corporation and/or Kwagga.


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

Article 6 SHAREHOLDER MATTERS

6.1   Matters Requiring Special Consent

      Except as otherwise provided in this Article 6, notwithstanding any other provision of this Agreement, and in addition to any other consent required by the Act, the Corporation shall not and, to the extent applicable, shall cause Kwagga not to, incur any obligation, and no decision shall be made or caused to be made nor any action taken or caused to be taken by or on behalf of the Corporation or, to the extent applicable, Kwagga, except:

      (x) from the date hereof until the expiry of the Phase Two Election Period, with the prior consent of WB; or

      (y) thereafter, with the prior consent of the Shareholders holding at least 70% of the outstanding Shares,

      with respect to any of the following matters:

      (a) the amendment or termination of, or supplement to, or waiver of any material provision of the Ancillary Agreements and any other material agreements to which the Corporation or Kwagga may be a party;

      (b) the entering into of any contract, agreement or commitment out of the ordinary course of the Corporation's business, the acquisition of any additional business, the making of any material changes to the Corporation's or Kwagga's business or the termination or suspension of any material part of the Corporation's or Kwagga's business;

      (c)   the conduct of any business other than as set forth in Section 8.1;

      (d) the selection of, or any change in, the accountants or auditors of the Corporation;

      (e) the entering into of any contract, agreement or commitment with, or the providing of financial assistance whether by guarantee or otherwise, to any Shareholder or any Affiliate or Associate of any Shareholder;

      (f) the creation or assumption of any Encumbrance in any of the assets of the Corporation, except pursuant to an operating line of credit or other Encumbrances approved by the Board;

      (g) the issue of Shares in the capital of the Corporation or any shares of Kwagga or the issue of any rights convertible into Shares or any shares of Kwagga or any options to purchase Shares or any shares of Kwagga (except as contemplated by Article 2);

      (h) the issue of any obligations, charges, debts or other instruments convertible into Shares or shares of Kwagga or involving any right to vote as a shareholder of the Corporation or as a shareholder of Kwagga;

      (i) the creation, acquisition, disposition or liquidation of any subsidiary of the Corporation or the entering into or termination of any joint venture or partnership or any other business or interest that the Corporation or Kwagga may have therein after the date hereof which would materially affect the business of the Corporation or Kwagga;

      (j) the redemption or purchase by the Corporation of any of its issued and outstanding Shares or any of the shares of Kwagga;

      (k) the taking or instituting of proceedings for the winding-up, reorganization or dissolution of the Corporation or Kwagga;

      (l) any guarantee or other incurring of liability for the obligations of any third party;

      (m) the non-fulfilment or breach of the provisions of any agreement to which it is a party, including, without limitation, the Ancillary Agreements;

      (n) the advancing of or loaning of funds to invest in any other person, company or other entity;

      (o) the borrowing of any funds, except pursuant to an operating line of credit approved by the Board;

      (p) the sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation or Kwagga;

      (q) the filing of Articles of Amendment amending the Articles of the Corporation or of Kwagga and any enactment, revocation or amendment of any by-law of the Corporation or of Kwagga;

      (r) the approval of the acquisition by the Corporation of any shares in the capital of Kwagga; and

      (s)   the approval of the exercise by the Corporation of its rights under section 19.7 of the Kwagga Shareholders Agreement.

6.2   Approval of Kwagga Budgets and Programs and Property Acquisitions

      Notwithstanding any other provision of this Agreement, the Corporation shall not and, to the extent applicable, shall cause Kwagga not to, incur any obligation, and no decision shall be made or caused to be made nor any action taken or caused to be taken by or on behalf of the Corporation or, to the extent applicable, Kwagga, except with the prior consent of the Shareholders holding at least 50% of the outstanding Shares (in addition to any other consent required by the Act) with respect to any of the following matters:

      (a) the approval by the Corporation, in its capacity as a shareholder of Kwagga, of any budget and program of Kwagga respecting exploration, development and/or mining work to be conducted in, on or under the Project Area or any feasibility or pre-feasibility study in respect of the Project Area; and

      (b) the approval by the Corporation as a shareholder of Kwagga to the acquisition by Kwagga of additional land, usage rights and/or mineral interests or rights within or outside of the Project Area by Kwagga.

      In the case of a tie vote, notwithstanding clause (y) of Section 3.6, AfriOre (Barbados) shall have a casting vote.

6.3   Deemed Consent

      Any consent in writing signed by two members of the Board nominated by a particular Shareholder shall, for the purposes of this Agreement, be deemed to constitute the consent of that Shareholder to the matters contained therein, and any matter recorded in the minutes of a meeting of directors or Shareholders as having been approved or agreed upon in accordance with this Agreement, by resolution or otherwise, shall, for the purposes of this Agreement, be deemed to have been consented to by a particular Shareholder if the minutes are signed, in the case of a meeting of directors, by two members of the Board nominated by that Shareholder and, in the case of a meeting of Shareholders, by that Shareholder. For greater certainty, it is acknowledged and agreed that the provisions of this Section 6.3, only apply to consents of Shareholders for the purposes of this Agreement and not to consents or resolutions required to be given or passed pursuant to the Act.

Article 7 DISTRIBUTIONS

7.1   Distribution

      The Corporation shall, and shall cause Kwagga to, only distribute cash surpluses, including dividends, if any, in accordance with the distribution policy set by the Board, from time to time. Such distribution policy shall be consistent with and based upon the same principles as the distribution of cash surplus under the Kwagga Shareholders Agreement.

Article 8 OPERATION AND FINANCING

8.1   Business

      The business of the Corporation shall be restricted solely to holding a shareholding interest in Kwagga and the doing of all such acts and things as are incidental to the Corporation so acting and, for greater certainty, the Corporation shall not engage or be engaged in any other business or undertaking whatsoever.

8.2   Operations

      The business of Kwagga shall be undertaken and implemented in accordance with the Ancillary Agreements.

8.3   Books and Records

      Proper books of account shall be kept by the Corporation and Kwagga and entries shall be made therein of all matters, terms, transactions and things as are usually written and entered into books of account in accordance with international accounting standards (IAS) and each of the Shareholders and its authorized representatives shall have free access at all times to examine them and shall at all times furnish to the other correct information, accounts and statements of and concerning all transactions pertaining to the Corporation and Kwagga without any concealment or suppression. At the fiscal year end of the Corporation and at such other times as may reasonably be requested by either of the Shareholders, the Corporation, at its expense, shall cause an audit of the books and accounts of the Corporation and Kwagga to be completed and, for such purposes, such auditor shall have access to all books of account, records, vouchers, cheques, papers and documents of or which may relate to the Corporation and Kwagga, including those of the Shareholders to the extent to which such books, records, vouchers, cheques, papers and documents relate to the Corporation and Kwagga.

8.4   Financial Statements

      Annual audited financial statements in respect of the Corporation and Kwagga consisting of:

      (a) statements of income and changes in financial position for such fiscal year or quarter, as the case may be, and

      (b) a balance sheet as at the end of such fiscal year or quarter, as the case may be,

      shall be prepared by the Corporation and Kwagga and delivered to the Shareholders within 90 days after the end of each fiscal year.

8.5   Bank Accounts

      The Corporation and Kwagga shall maintain a bank account at such bank or trust company as the Board shall determine from time to time in accordance with this Agreement. All bank accounts shall be kept in the name of the Corporation and Kwagga and all cheques, bills, notes, drafts or other instruments shall require the signatures of such individuals as the Board may from time to time determine. All monies received from time to time for the account of the Corporation and Kwagga shall be deposited immediately into those bank accounts for the time being in operation in the same drafts, cheques, bills or cash in which they are received and all disbursements on account of the Corporation and Kwagga shall be made by cheque drawn on such bank or trust company.

Article 9 RESTRICTIONS ON TRANSFER

9.1   Restriction

      Except as expressly provided in this Agreement, no Shareholder shall Transfer any of its Shares (or Shareholder Claims) held from time to time by such Shareholder without the prior written consent of the other Shareholder(s). No Shareholder shall Transfer any of its Shares or Shareholder Claims unless both Shares and Shareholder Claims are transferred contemporaneously to the same transferee and after such Transfer the Shareholder holds an equal proportion of all the then outstanding Shares and Shareholder Claims.

9.2   Transfers to Affiliates

      Section 9.1 shall not prohibit a Shareholder from Transferring all, but not less than all, of the Shares and Shareholder Claims held by such Shareholder to an Affiliate of such Shareholder, provided that such Affiliate complies with Section 2.15. Notwithstanding the foregoing, where a Shareholder Transfers its Shares and Shareholder Claims to an Affiliate, the transferring Shareholder shall at all times after such Transfer to the Affiliate be jointly and severally liable with such Affiliate for the observance and performance of the covenants and obligations of the Affiliate under this Agreement, shall cause the Affiliate to remain an Affiliate of the transferor so long as the Affiliate shall have any registered or beneficial interest in the Shares and shall indemnify the other Shareholders against any loss, damage or expense incurred as a result of the failure by the Affiliate to comply with the provisions of this Agreement.

9.3   Requirement for Assumption Agreement for New Shareholders

      In addition to any other conditions or restrictions set out in this Agreement, it shall be a condition of the issuance or Transfer of any Shares and Shareholder Claims that the issuee or transferee, if not already bound by this Agreement, complies with Section 2.15. In addition, if the issuee or transferee is other than an individual, it shall be a further condition of such issuance or Transfer that the Persons which directly and indirectly Control the issuee or transferee shall comply with
      Section 2.15.

9.4   Rights of First Refusal

      If any Shareholder proposes to sell any Shares and Shareholder Claims (in this Section 9.4 the "Offered Securities") to a Person or group of Persons (other than an Affiliate thereof), such Shareholder (the "Selling Shareholder") shall give notice (a "Sale Notice") to the Corporation and to each of the other Shareholders (collectively, for the purposes of this Section 9.4, the "Subject Shareholders") setting forth the terms of the proposed sale including the number of the Offered Securities and the minimum price, stated in a dollar amount and payable exclusively in cash, at which such securities will be sold (in each case, the "Offer Price"). In the event that the Selling Shareholder shall have received a bona fide offer (in this Section 9.4, a "Third Party Offer") to purchase the Offered Securities from a Person or group of Persons (other than an Affiliate) which the Selling Shareholder wishes to accept, a copy of such offer shall accompany the Sale Notice and if the consideration includes consideration other than cash, a valuation prepared in accordance with the provisions of the last paragraph of this Section 9.4.

      Upon notice of the proposed sale being given, each of the Subject Shareholders will have the right to purchase up to its ROFR Percentage Interest of the Offered Securities at the applicable Offer Price, by giving notice of acceptance to the Selling Shareholder within 90 days of receipt of the Sale Notice (for the purposes of this Section 9.4, the "Acceptance Period"). Such notice shall set out the number of Offered Securities the Subject Shareholder wishes to purchase. The delivery of a notice of acceptance to the Selling Shareholder shall constitute a binding agreement of purchase and sale between the applicable Subject Shareholder and the Selling Shareholder upon the terms set forth in the Sale Notice in respect of the number of Offered Securities set out in such notice of acceptance, subject to allocation among all purchasing Subject Shareholders in the manner set out under this Section 9.4 and subject to receipt by the Selling Shareholder of offers to purchase all, but not less than all, of the Offered Securities.

      The sale of the Offered Securities shall be completed in accordance with the terms set forth in the Sale Notice on a day to be agreed upon by the purchasing Subject Shareholder(s) and the Selling Shareholder but, in no event, more than 45 Business Days after the expiry of the Acceptance Period. If the Subject Shareholders do not give notice of acceptance prior to expiry of the Acceptance Period which would result in the purchase of all, but not less than all, of the Offered Securities, the Selling Shareholder will have the right to sell the Offered Securities to any Person or Persons until the 120th day after expiry of the Acceptance Period for a price not less than the applicable Offer Price. If the Offered Securities are not sold within the period referred to in the previous sentence of this paragraph, the rights of first offer with respect to the Offered Securities will be revived.

      Subject to the remaining provisions of this section, each of the Subject Shareholders shall have the right to purchase up to its ROFR Percentage Interest of the Offered Securities, as nearly as may be without division into fractions. If a Subject Shareholder wishes to purchase a number of Offered Securities that is other than its ROFR Percentage Interest of the Offered Securities, it shall, in the notice of acceptance of the Sale Notice, specify the number of Offered Securities that it wishes to purchase. If more than one of the Subject Shareholders wishes to purchase Offered Securities, the Offered Securities shall be allocated to the purchasing Subject Shareholders in accordance with the next paragraph of this section (provided that, for greater certainty, Subject Shareholders have given notice of acceptance prior to the expiry of the Acceptance Period which would result in the aggregate purchase of all of the Offered Securities).

      For the purposes of this Section 9.4, the "ROFR Percentage Interest" of a Subject Shareholder means the proportion that the total number of the Shares held by such Subject Shareholder as at the close of business on the date upon which the Sale Notice is given, bears to the total number of Shares held by all of the Subject Shareholders as at such date, expressed as a percentage.

      For the purposes of this section, where the offer under the Sale Notice has been accepted by more than one Subject Shareholder, the Offered Securities to be purchased by the Subject Shareholders shall, unless otherwise agreed by each of the purchasing Subject Shareholders, be allocated among the purchasing Subject Shareholders as follows:

      (a) each Subject Shareholder shall be entitled to purchase, as an initial allocation, that number of Offered Securities indicated in its acceptance of the Sale Notice, up to its ROFR Percentage Interest of the Offered Securities; and

      (b) in the event that the determination of the entitlement of the Subject Shareholders in accordance with clause (x) above shall have resulted in the allocation of the Offered Securities which is less than the aggregate number of Securities that the Selling Shareholder wishes to sell (for the purposes of this Section 9.4, the "Initial Allocation"), each Subject Shareholder who shall have specified the desire to purchase a number of Securities which is greater than its ROFR Percentage Interest (for the purposes of this Section 9.4, each an "Excess Purchaser") shall purchase, as an additional allocation, that number of the Offered Securities calculated as follows (as nearly as may be without division into fractions):

      Number of the Offered
      Securities that such Excess
      Purchaser specified it would
      purchase in excess of its
      ROFR Percentage Interest of
      the Offered Securities                Number of Offered Securities
      ----------------------------   X      minus number of Purchased
      Aggregate number of Offered           Shares in Initial Allocation
      Securities that all Excess
      Purchasers specified they
      would purchase in excess of
      their aggregate ROFR
      Percentages of the Offered
      Securities



      In the event that, as a result of the default by one or more of the Subject Shareholders who have agreed to purchase Offered Securities, less than all of the Offered Securities have been sold in accordance with the terms set forth in the Sale Notice on the date of closing, the Selling Shareholder will have the right to sell all of the Offered Securities to any Person or Persons until the 90th day after the scheduled closing date for a price not less than the applicable Offer Price, and shall not be required to sell any of the Offered Securities to any of the Subject Shareholders.

      Any valuation of non-cash consideration included in a Third Party Offer shall be, in the case of:

      (x) Marketable Securities included as consideration, calculated based on the weighted average closing price of those securities on the Stock Exchange, on which such securities trade the highest volume, for the twenty trading days ended at the close of business on the day prior to the delivery of the Sale Notice; and

      (y) other non-cash consideration, based on a valuation prepared by a qualified business valuator selected by the Selling Shareholder who is independent of the Selling Shareholder, the offeror under the Third Party Offer and the Corporation.

9.5   Non-Compliant Transfers

      Any Transfer or attempted Transfer of Shares and/or Shareholder Claims in violation of any provision of this Agreement shall be void, and the Corporation shall not record such Transfer on its books or treat any purported transferee of such Shares and/or Shareholder Claims as the owner of such Shares and/or Shareholder Claims for any purpose.

9.6   Shareholder Consent to Transfers

      To the extent that the organization or constating documents of the Corporation or any applicable law, requires that shareholder approval be obtained in such regard, each Shareholder covenants and agrees that it will consent to any Transfer of Shares and/or Shareholder Claims by a Shareholder that is expressly permitted by this agreement within 10 Business Days following receiving a request therefor (including passing or signing all requisite resolutions) and will not withhold or delay the giving of such consent.

9.7   Compliance with the Act

      It is acknowledged and agreed that all Transfers of Shares shall be subject to compliance with the Act, including section 179 of the Act, as amended.

Article 10 CLOSING PROCEDURES

10.1  Time and Place of Closing

      The closing of any purchase and sale of the WB Advances or any Shares and Shareholder Claims to be effected pursuant to Section 2.3, 2.4 or 2.6 shall take place at the offices of Goodman & Carr L.L.P. at a date and time that is mutually acceptable to the seller and purchaser thereof, or, if no date and time for closing are so agreed upon, the time for closing shall be 10:00 a.m. (Toronto time) (the "Time of Closing") on the Business Day designated by the purchaser thereof within the time periods permitted hereunder, if any, for the completion of such purchase and sale.

10.2  Payment and Delivery

      At the Time of Closing of any purchase and sale of the WB Advance or any Shares and Shareholder Claims (the "Purchased Interest") pursuant to
      Section 2.3, 2.4 or 2.6, the purchaser of the Purchased Interest (the "Purchaser") shall deliver to the seller of the Purchased Interest (the "Seller") the consideration required to be paid pursuant to Section 2.3,
      2.4 or 2.6, as the case may be, less an amount withheld equal to the face amount of any indebtedness of the Seller to the Corporation (such net amount being hereinafter referred to as the "Purchase Price"). The Corporation shall co-operate in all reasonable ways to effect and facilitate the purchase and sale of the Purchased Interest. At the Time of
      Closing:

      (a)   the Sellers shall deliver or cause to be delivered to the Purchaser:

            (i) the certificates representing the Shares forming part of the Purchased Interest, duly endorsed by the Seller for transfer or accompanied by appropriate transfers duly executed by the Seller;

            (ii) all promissory notes, other evidences of indebtedness, loan agreements and all other similar documentation relating to the WB Advances or the Shareholder Claims forming part of the Purchased Interest;

            (iii) assignments (in form and content reasonably satisfactory to the Purchaser and its solicitors) of the WB Advances or the Shareholder Claims forming part of the Purchased Interest; and

            (iv) a representation and warranty executed by the Seller in favour of the Purchaser that the Purchased Interest is owned of record and beneficially by the Sellers with a good and marketable title thereto, free and clear of any Encumbrance of any kind; and

      (b) the Purchaser shall deliver to the Seller a certified cheque or bank draft payable to or to the order of the Seller in payment of the Purchase Price.

      In any case where a Seller sells all of its Purchased Interest to another Shareholder, the Purchaser shall use its reasonable efforts to obtain the release of any guarantee of the indebtedness or other obligations of the Corporation granted by the Seller, and, in the event the Purchaser is unable to obtain such release, it shall indemnify and hold harmless the Seller from and against any liability, loss, cost or expense in relation to such guarantee arising following the transfer of the Purchased Interest of the Seller.

10.3  Default of Seller

      If the Seller is not present at the place of closing at the Time of Closing, or is present but fails for any reason whatsoever to comply with
      Section 10.2 or any other relevant requirements hereof, in addition to and without limitation to any other rights it may have at law, the Purchaser may make payment of the amount payable pursuant to Section 10.2(b) by depositing such amount into a special interest-bearing account at a branch of the Corporation's bank in the name of the Seller. Such deposit shall constitute valid and effective payment of such amount to the Seller even though the Seller has voluntarily encumbered or disposed of any the Purchased Interest to be sold and notwithstanding the fact that a certificate or certificates representing any Shares or promissory notes evidencing any Shareholder Claims forming part of the Purchased Interest may have been delivered to any pledgee, transferee or other Person.

10.4  Sale Effective

      If the required amount is deposited pursuant to Section 10.3 into a special account at a branch of the Corporation's bank in the name of the Seller, then from and after the date of such deposit and even though the Purchased Interest, has not been delivered to the Purchaser, the purchase and sale of the Purchased Interest shall be deemed to have been fully completed and all right, title, benefit and interest, both at law and in equity, in and to the Purchased Interest and shall conclusively be deemed to have been transferred and assigned to and become vested in the Purchaser and all right, title, benefit and interest, both at law and in equity, of the Seller, or of any transferee, assignee or other Person having any interest, legal or equitable, therein or thereto, whether as shareholder or creditor of the Corporation or otherwise, shall cease and determine; provided, however, that the Seller shall be entitled to receive the amount so deposited with interest thereon and the delivery of all releases or indemnities contemplated by Section 10.2.

10.5  Power of Attorney

      If the Seller is not present at the place of closing at the Time of Closing or is present but fails for any reason whatsoever to comply with
      Section 10.2 or any other relevant requirement hereof, the Seller hereby irrevocably constitutes and appoints any director of the Corporation nominated by the Purchaser as its attorney in fact as agent for, in the name and on behalf of the Seller, to execute and deliver in the name of the Seller all such assignments, transfers, deeds and instruments as may be necessary to effectively transfer and assign to the Purchaser or its nominee or nominees on the books of the Corporation the Shares, the WB Advance and any Shareholder Claims forming the Purchased Interest. Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency, bankruptcy, dissolution, liquidation or other termination of the existence of the Seller or by the incapacity of the Seller, and the Seller hereby ratifies and confirms all that such attorney may lawfully do or cause to be done by virtue of the provisions of this Section 10.5.

10.6  Remedies

      In addition to and without limiting any remedy that may be available at law or in equity or under this Agreement to the Seller, in the event that a Person who is obligated to purchase the Purchased Interest in accordance with this Agreement defaults in the performance of its obligation to complete such purchase, the Seller may, at its option, by notice in writing to the defaulting Person, terminate all its obligations relating to such purchase and, upon the giving of such notice in accordance with the provisions of this Section 10.6, such obligations shall be terminated without prejudice to the continued effectiveness of this Agreement.

Article 11 ARBITRATION

11.1  Best Efforts to Settle Disputes

      If any controversy, dispute, claim, question or difference (a "Dispute") arises with respect to this Agreement or its performance, enforcement, breach, termination or validity, the parties will use their best efforts to settle the Dispute. To this end, they will consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all parties.

11.2  Special Committee

      Except as expressly provided in this Agreement, if the parties do not reach a solution pursuant to Section 11.1 within a period of fifteen (15) Business Days following the first notice of the Dispute by any party to the other, then, upon notice by any party to the other, the Dispute shall be referred to a special committee consisting of the Chief Executive Officer of each of the Shareholders. Such special committee shall meet as soon as possible after referral of the Dispute to it, and the members thereof shall negotiate with each other, in good faith and understanding of the mutual interest of the Shareholders, and reach a just and equitable solution satisfactory to all Shareholders.

11.3  Arbitration

      Except as is expressly provided in this Agreement, if the parties do not reach a solution pursuant to Section 11.2 within a period of 15 Business Days following the first notice of the Dispute by any party to the other, then upon notice by any party to the other, the Dispute will be finally settled by arbitration in accordance with the provisions of the UNCITRAL Arbitration Rules in effect on the date of this Agreement (the "Rules"). The Rules are deemed to be incorporated by reference into this Section
      11.3. If there is a conflict between the provisions of this Agreement and the provisions of the Rules, the provisions of this Agreement shall prevail. The arbitration shall be based upon the following:

      (a) the arbitration tribunal will consist of one arbitrator. The arbitrator shall be appointed by mutual agreement of the parties, or in the event or failure to agree within 10 Business Days following delivery of the notice to arbitrate, any party may apply to the President of the London Court of International Arbitration to appoint an arbitrator. The arbitrator shall be disinterested in the Dispute, shall have no connection with any party to the Dispute, shall have experience in the minerals industry and shall be qualified by education and training to pass upon the particular matter to be decided;

      (b) the arbitrator will be instructed that time is of the essence in the arbitration proceeding and, in any event, the arbitration award must be made within 30 days of the submission of the Dispute to arbitration;

      (c) after notice is given to refer any Dispute to arbitration, the parties will meet within 15 Business Days of delivery of the notice and will negotiate in good faith any changes in these arbitration provisions or the rules of arbitration which are herein adopted, in an effort to expedite the process and otherwise ensure that the process is appropriate given the nature of the Dispute and the values at risk;

      (d) the arbitration will take place in London, England, or such other location as may be agreed upon by the parties to the Dispute. No party to the Dispute shall be required to give general discovery of any documents, but may be required only to produce specific, identified documents which are relevant to the Dispute. Article 15.2 of the UNCITRAL Administration Rules shall not apply. The arbitration shall be the sole and exclusive forum for resolution of the Dispute. The parties hereby agree to submit themselves to the jurisdiction of the arbitration tribunal and waive any right to immunity that they may otherwise have;

      (e) the arbitration award will be given in writing and will be final and binding on the parties, not subject to any appeal, and will deal with the question of costs of arbitration and all related matters;

      (f) judgment upon any award may be entered in any court having jurisdiction or application may be made to the court for a judicial recognition of the award or an order of enforcement, as the case may be; and

      (g) all Disputes referred to arbitration (including the scope of the agreement to arbitrate, any statute of limitations, set-off claims, conflict of laws rules, tort claims and interest claims) will be governed by the substantive law of Ontario.

Article 12 PROJECT Area

12.1  Abandonment

      It is acknowledged and agreed that Kwagga may elect at any time or from time to time to abandon portions of the Project Area held by it and, in such event, such abandoned land, usage rights and/or mineral interests shall no longer form part of the Project Area or, subject to Section 12.3, be subject to this Agreement.

12.2  Additional Properties

      It is acknowledged and agreed that it is intended that additional public or private land, usage rights and/or mineral interests or rights within the Project Area may be acquired by Kwagga after the date hereof as part of the Expenses. Upon any such acquisition, such lands, interests and rights shall be deemed to be part of the Project Area for the purposes hereof.

12.3  Non-Competition

      AfriOre (Barbados) and WB each agree that for a period of 5 years from the date of this Agreement, neither WB, AfriOre (Barbados) nor any of their respective Affiliates (regardless of whether such person is its Affiliate on the date hereof), or officers or directors will directly or indirectly acquire, lease or otherwise obtain or control any interest located in the Project Area (including any portions of the Project Area abandoned from time to time), or conduct any exploration, development or production activities in the Project Area, except in accordance with the provisions of this Agreement.

12.4  Acquisitions Within the Project Area

      If, notwithstanding the prohibition contained in Section 12.3, AfriOre (Barbados) or WB or any of their respective Affiliates, officers or directors acquire, lease or otherwise obtain or control any land, usage rights or mineral or other interests or rights within the Project Area within 5 years from the date of this Agreement, WB or AfriOre (Barbados), as the case may be, shall notify the Corporation thereof within the 30 days immediately following the date of such transaction and WB or AfriOre (Barbados), as the case may be shall (or WB or AfriOre (Barbados) shall cause its applicable Affiliate, officer or director to) convey the same to Kwagga or its nominee in the manner that the Corporation directs as soon as practicable thereafter, in consideration of the payment by Kwagga to WB, AfriOre (Barbados) or such Affiliate, officer or director, as the case may be, of an amount equal to the direct out of pocket cost of acquisition thereof or of similar land or interests from the government of the Republic of South Africa pursuant to applicable legislation in force at the time of such acquisition.

12.5  Survival

      The provisions of this Article 12 shall survive the termination of this Agreement.

Article 13 GENERAL PROVISIONS

13.1  Share Certificates

      The parties hereto covenant and agree that all outstanding certificates representing the Shares held by such parties, and every certificate representing the Shares hereafter issued, shall have endorsed thereon in legible characters a notation to the effect that the Shares represented by such certificates are subject to the terms of this Agreement, and that a copy of this Agreement may be examined at the head office of the Corporation.

13.2  Severability

      If any provision of this Agreement will be determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect.

13.3  Partnership

      Nothing contained in this Agreement shall be deemed in any way or for any purpose to constitute any party hereto a partner or agent or legal representative of any other party to this Agreement in the conduct of any business or otherwise or a member or a joint venture of joint enterprise with any other party to this Agreement, or to create any fiduciary relationship among them.

13.4  Carrying on Business

      The Corporation covenants and agrees to carry on its business and its operations and those of Kwagga in accordance with the provisions of this Agreement and to take no action which would constitute a contravention of any of its terms or provisions. The Corporation shall maintain a true copy of this Agreement at its head office for examination as provided in this Agreement.

13.5  Termination

      This Agreement shall continue in full force and effect from the date hereof until terminated by the earlier to occur of the following:

      (a) an instrument in writing signed by all of the Shareholders of the Corporation; or

      (b) the filing of Articles of Dissolution or the winding-up or dissolution of the Corporation; or

      (c) if one Shareholder acquires all of the issued and outstanding Shares following the completion of Phase One.

13.6  Notice

      Any notice, direction or other communication given under this Agreement will be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication addressed to:

      (a)   AfriOre (Barbados) at:

            Ground Floor, Tuscany Office Park V
            6 Coombe Place, Rivonia
            Sandton, 2128, South Africa

            Attention:        President
            Fax No.: 011 27 11 803-5692

            with a copy to:

            Goodman and Carr LLP
            200 King Street West, Suite 2300
            Toronto, ON Canada  M5H 3W5

            Tel:  416.595.2300
            Fax:  416.595.0567

            Attention:        Marvin J. Singer
            Fax No.: (416) 595-0567

      (b)   WB at:

            520 Marquette Avenue               AND    404-347 Bay Street
            Suite 900                                 Toronto, Ontario
            Minneapolis, Minnesota 55402              M5H 2R7

            Attention:        President               President
            Facsimile:        (612) 371-2077          (416) 214-5599

            And a copy to:

            Maslon Edelman Borman & Brand, LLP
            3300 Wells Fargo Center
            90 South Seventh Street
            Minneapolis, Minnesota 55402-4140

            Attention:        William M. Mower
            Facsimile:        (612) 672-8397

      (c)   the Corporation at:

            Ground Floor, Tuscany Office Park V
            6 Coombe Place, Rivonia
            Sandton, 2128, South Africa

            Attention:        President
            Fax No.: 011 27 11 803-5692

            with a copy to:

            Goodman and Carr LLP
            Barristers And Solicitors
            200 King Street West, Suite 2300
            Toronto, ON Canada  M5H 3W5

            Tel:  416.595.2300
            Fax:  416.595.0567

            Attention:        Marvin J. Singer
            Fax No.: (416) 595-0567

      Any such communication will be deemed to have been validly and effectively given and received if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time) and otherwise on the next Business Day, or if transmitted by facsimile or similar means of recorded communication on the Business Day following the date of transmission. Any party hereto may change its address for service form time to time by notice given in accordance with the foregoing and any subsequent notice will be sent to such party at its changed address.

13.7  Waiver

      (a) No waiver of any of the provisions of this Agreement will be deemed to constitute a waiver of any other provision (whether or not similar); nor will such waiver be binding unless executed in writing by the party hereto to be bound by the waiver.

      (b) No failure on the part of any party hereto to exercise, and no delay in exercising any right under this Agreement will operate as a waiver of such right; nor will any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

13.8  Entire Agreement

      This Agreement and the Schedules annexed hereto constitute the entire agreement between the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto (including, without limitation, the Heads of Agreement entered into on June 4, 2003, as amended, among AfriOre (Barbados), Kwagga and WB's predecessor in interest, Hawk Precious Minerals Inc.). There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties hereto in connection with the subject matter of this Agreement except as specifically set forth herein and therein and no party hereto has relied or is relying on any other information, discussion or understanding in entering into and completing, the transactions contemplated in this Agreement (and the Ancillary Agreements).

13.9  Amendment

      This Agreement and the Schedules annexed hereto may only be amended, supplemented or otherwise modified by written agreement signed by all of the parties hereto.

13.10 Time of the Essence

      Time shall be of the essence of this Agreement.

13.11 Governing Law

      (a) This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

      (b) Without derogating from the obligations of the parties to submit to arbitration pursuant to Section 11.3, each of the parties irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of Ontario and WB hereby appoints Fasken Martineau, TD Bank Tower, P.O. Box 20, Toronto-Dominion Centre, Toronto, ON, M5K 1N6 and AfriOre (Barbados) hereby appoints Tau Capital, 25 Sheppard Avenue West, Suite 710, Toronto, ON, M2N 6S6, as its agent for the service of any process with respect to any matter arising under or related to this Agreement.

13.12 Confidentiality and Public Statements

      (a) Subject to the provisions of this Section 13.12, the terms and conditions of this Agreement and all documents, records data and information (including Update Reports and Reports) obtained or created by Kwagga or the Corporation as contemplated by this Agreement or any Ancillary Agreement or otherwise related to the business of Kwagga and/or the Project Area (including the results of any work carried out thereon) (in this Section 13.12, "confidential information") shall be the exclusive property of Kwagga and the Corporation and shall be maintained on a confidential basis by WB.

      (b) WB agrees to take reasonable measures to ensure that all confidential information that it holds or obtains shall be maintained and kept in a safe place sufficient to ensure that the same is not available for inspection or study by any person that is not so authorized by AfriOre (Barbados).

      (c) WB agrees to take reasonable measures to ensure that any representative, consultant, independent contractor or employee of WB that had or may have had access to confidential information shall not communicate, either orally or in writing, such confidential information to any other person without the written permission of AfriOre (Barbados).

      (d) The following data and information shall not be considered confidential for the purposes hereof:

            (i) information and data that at the time such information and data were obtained or created by a party were available to the public;

            (ii) information and data that, after such information and data were obtained or created by a party, are published or otherwise become available to the public through no fault of either party; or

            (iii) information and data received from a third party that is not legally required to hold such information and data in confidence.

      (e) WB acknowledges and agrees that other than its right to receive Update Reports and Reports, it shall have no rights to receive any other information or reports respecting work carried out on the Project Area, to examine any documents, records, data or information respecting the Project Area or to have access to or the right to inspect the Project Area or the work carried out thereon, therein or thereunder.

      (f) Except as otherwise permitted herein, WB shall not, directly or indirectly, make any disclosure of confidential information or otherwise give out, disseminate or provide any publicity or press release regarding the Corporation, Kwagga and/or the Project Area (including the results of any work carried out thereon, therein or thereunder) without the prior written consent of AfriOre (Barbados). The requirement for consent shall not apply to a disclosure to an attorney, accountant, underwriter, banker or consultant that has a bona fide need to be informed, subject to compliance with Section 13.12(c).

      (g) In the event that WB is required to disclose any confidential information to any governmental agency, a stock exchange or the public in order to comply with applicable securities laws, rules or regulations or the rules of any applicable stock exchange or trading facility:

            (i) such disclosure shall be limited to the minimum level of disclosure required in the circumstances;

            (ii) a verbatim transcript of any such disclosure intended to be made by WB shall be delivered to AfriOre (Barbados) at least 3 business days prior to the date of such disclosure (which date of disclosure shall be specified in writing to AfriOre (Barbados) at the time of delivery of such transcript); and

            (iii) WB shall amend such disclosure in accordance with AfriOre
                  (Barbados)'s reasonable direction delivered to WB at least one
                  (1) business day prior to the date of disclosure referred to in Section 13.12(g)(ii), subject to compliance with applicable rules and regulations.

            Without limiting the generality of the foregoing, WB shall use its best efforts to ensure that any copies of this Agreement, any Ancillary Agreement or any other confidential information filed with any governmental agency or stock exchange are filed on a strictly confidential basis and shall not be made available to or otherwise accessible by the public. It is acknowledged and agreed that AfriOre Limited may act as AfriOre (Barbados)'s representative in connection with the foregoing.

      (h) Notwithstanding the other provisions hereof, it is acknowledged and agreed by WB that the location and legal description of the Project Area shall be kept strictly confidential and not disclosed to any person, including disclosure otherwise permitted pursuant to Section 13.12(g). WB covenants and agrees to use best efforts to comply with the foregoing covenant, including, without limitation, making all applications to all applicable regulatory authorities to obtain such orders or rulings as may be required in order to ensure that WB is not required to disclose the exact location or legal description of the Project Area, including in any reports required to be filed pursuant to National Instrument 43-101 promulgated by Canadian securities regulators or pursuant to the Securities Act of 1933 or The Securities Exchange Act of 1934, in any offering memorandum or prospectus used or filed by WB, in any title opinions filed by WB and in any oral, written or electronic disclosures to any persons, including underwriters, agents or financiers.

      (i) WB shall indemnify and hold harmless the Corporation, AfriOre (Barbados) and Kwagga from any and all loss or damage (including, but not in any way limited to, legal costs on a solicitor and own client basis) which may arise from the unauthorized disclosure or use of any confidential information.


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

      (j) WB acknowledges the confidential information is proprietary and confidential and that the Corporation, AfriOre (Barbados) and Kwagga may be irreparably damaged if any of the provisions contained in this Section 13.12 are not performed by WB in accordance with the terms set out and therefore WB agrees that the Corporation, AfriOre (Barbados) and/or Kwagga, in addition to and without limiting any other rights or remedies that the Corporation AfriOre (Barbados) and/or Kwagga may have, will have the right to an immediate injunction or other available equitable relief in any court of competent jurisdiction, enjoining any threatened or actual breach of the provisions of this Section 13.12 by WB. WB agrees that the existence of this right to an immediate and undefended injunction or other available equitable relief will not preclude the Corporation, AfriOre (Barbados) and/or Kwagga from pursuing any other rights and remedies at law or in equity which the Corporation AfriOre (Barbados) and/or Kwagga may have, including recovery of damages.

      (k)   In the event that there is a change of control of AfriOre Limited:

            (i) the provisions of Subsections 13.12(e), (g) and (h) shall terminate;

            (ii) thereafter WB shall be entitled to examine all records, data and information respecting the work carried out in, on or under the Project Area and to have access to and the right to inspect the Project Area and the work carried out thereon, at its sole risk during normal business hours upon reasonable prior notice to Kwagga; and

            (iii) thereafter any data or information which WB is required to disclose in order to comply with applicable securities laws, rules or regulations or the rules of any applicable stock exchange or trading facility shall not be considered confidential for the purposes hereof.

      (l) The provisions of this Section 13.12 shall survive the termination of this Agreement and the Transfer of any Shares by WB.

13.13 Payments

      All payments required to be paid pursuant to this Agreement shall be made by certified cheque or bank draft payable in immediately available funds in Toronto, Canada.

13.14 Successors and Assigns

      This Agreement will become effective when executed by the parties hereto and after that time will be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.


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

13.15 Interpretation

      Unless the context otherwise requires, words used in this Agreement importing either the masculine or neuter gender include the masculine, feminine and neuter genders and words importing the singular include the plural and vice versa.

13.16 Headings

      Headings are inserted in this Agreement for convenience of reference only and shall not affect the interpretation hereof.

13.17 Paramountcy

      To the extent permitted by law, the provisions of this Agreement shall supersede and override the provisions of the articles and by-laws and memorandum of association of the Corporation and Kwagga.

13.18 Counterparts

      This Agreement may be executed in any number of counterparts and all such counterparts taken together will be deemed to constitute one and the same instrument, and further, this Agreement may be executed by facsimile signatures.

      IN WITNESS WHEREOF the parties hereto have executed this Agreement on _______________________________, 2004.

                                       AFRIORE INTERNATIONAL (BARBADOS) LIMITED
                                       Per:       /s/ Warren Newfield
                                           -------------------------------------

                                       WITS BASIN PRECIOUS MINERALS INC.
                                       Per:       /s/ H. Vance White
                                           -------------------------------------

                                        KWAGGA GOLD HOLDINGS (BARBADOS) LIMITED
                                        Per:       /s/ Warren Newfield
                                           -------------------------------------


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